The Ensign Group Reports Record Quarter; Increases Earnings Guidance

Conference Call and Webcast Scheduled for November 3, 2011 at 10:30 am PT

MISSION VIEJO, California - November 2, 2011 - The Ensign Group, Inc. (Nasdaq: ENSG), the parent company of the Ensign™ group of skilled nursing, rehabilitative care services, home health, hospice care and assisted and independent living companies, today reported record results for the third quarter of 2011.

Financial Highlights for the Quarter Include:

▪	Same-store skilled mix revenue increased 411 basis points over Q3 2010 to 55.9%;

▪	Consolidated EBITDAR climbed 26.2% to $33.4 million, with consolidated EBITDAR margins improving by 94 basis points to 17.0%, and same-store EBITDAR margins increasing by 105 basis points to 18.0%;

•	Total revenue was a record $196.3 million, up 19.2% over the same quarter in 2010;

▪	GAAP net income was $0.54 per diluted share, and adjusted consolidated net income climbed 35.0% to $13.4 million, or a record $0.62 per diluted share;

▪
Same-store occupancy was 82.3%, with a sequential 133 basis point increase in assisted living occupancy and a 20 basis point decline in skilled nursing occupancy, due primarily to temporary vacancies created by significant renovation and repositioning activities in four skilled nursing facilities; and

▪
Management increased previously-unaltered 2011 annual earnings guidance, projecting adjusted earnings of $2.25 to $2.30, and reaffirmed its recently-increased revenue guidance at $755 million to $770 million, for the year.

Operating Results

Ensign's President and Chief Executive Officer Christopher Christensen thanked all of Ensign's leaders and their teams for maintaining both clinical and financial performance during the quarter, while simultaneously leading out on creating meaningful long-term solutions to the recently-implemented 11.1% Medicare rate cut, both locally and company-wide.

“These dedicated teams, immediately upon the announcement and rather than waiting for instructions from anyone, began putting all of their expenses which are not directly related to patient care under the microscope and making appropriate adjustments,” said Mr. Christensen. “They are why we can confidently assert that Ensign was built exactly for times like these, and that we will be able to deliver on the quality and performance expectations of both our patients and our shareholders in almost any operating environment,” he added.

Mr. Christensen reported that a wide variety of cost-saving measures both large and small have come from “virtually every corner of the organization except direct care.” He also noted that the Company's existing portfolio, which includes 18 facilities and three businesses purchased just since the beginning of the year, has “a very significant organic opportunity” to improve skilled margins notwithstanding the Medicare rate reduction, as recently acquired and transitioning facilities - with their low census, low overall acuity, and correspondingly low average reimbursement rates - shift to higher-occupancy, higher-acuity, higher-reimbursement and higher-quality-of-care operating standards. “We expect this combination of expense reduction, operational efficiency and continued movement in occupancy and skilled mix to significantly offset the reimbursement reductions and other changes,” he added.

Discussing the record results, Chief Financial Officer Suzanne Snapper reported that same-store Medicare days increased by 581 basis points over the prior year quarter. “This metric alone indicates that those Ensign facilities whose strategy of increasing clinical competencies to become the preferred high-acuity care provider in their community, even amongst our most mature facilities, still have significant room for acuity and performance growth,” she said. She noted that consolidated skilled revenue continues to grow as well, increasing 23.8% over the prior year quarter.
Discussing occupancy, Ms. Snapper reported that the normally-soft third quarter census numbers, at 82.3% on a same-store basis, were essentially in line with expectations in light of significant renovation and repositioning activities which took beds out of service in four same-store and two transitioning skilled nursing facilities during the quarter. Same-store assisted living census was strong, growing by 153 basis points to a record 84.3%.
Ms. Snapper also reported that Ensign continues to generate strong cash flow, with cash on hand at quarter end of $25.7 million, and net cash from operations of $53.2 million for the nine months. She noted further that the Company had secured a previously-reported $150 million credit facility in July, and that even after using half of the facility to refinance existing debt and make acquisitions, Ensign's balance sheet carries an industry-low net-debt-to-EBITDAR ratio of approximately 2.1x.
Adjusted net income was $13.4 million for the quarter, excluding the effects of a one-time non-recurring charge of $2.54 million or $.07 for the early retirement of debt and other adjustments. Taking into account all non-GAAP adjustments, the company's consolidated net income margin was 6.8%, despite the expected downward pull of numerous recently-acquired facilities that are still in turnaround mode, an improvement of more than 80 basis points over the same quarter in 2010.
Fully diluted GAAP earnings per share were $0.54 for the quarter, compared to $0.47 per share in the prior year. Adjusted non-GAAP earnings for the quarter were $0.62, compared to $0.47 per share in the prior year.
A discussion of the company's use of non-GAAP financial measures is set forth below. A reconciliation of net income to EBITDAR and EBITDA, as well as a reconciliation of GAAP earnings per share and net income to adjusted net earnings per share and adjusted net income, appear in the financial data portion of this release.
More complete information is contained in the Company's 10-Q, which was filed with the SEC today and can be viewed on the Company's website at http://www.ensigngroup.net.
2011 Guidance Increased
Management increased 2011 annual earnings guidance to an adjusted $2.25 to $2.30 per diluted share for the year. Revenue guidance, which was already increased mid-year to $755 million to $770 million based on the recent growth in Ensign's portfolio, was reaffirmed.

Explaining the increase, Ms. Snapper said, “The updated guidance takes into account the initial projected effects of the Medicare rate reduction which went into effect October 1, as well as corresponding offsets produced by recent acquisitions, the continuing acuity shift across our portfolio, interest rate reductions under our new credit facility, and cost savings initiatives which are now getting underway across the organization.” She added that the company plans to continue working through the changes imposed by the final rule and implementing appropriate responses to them during the current quarter, and on into 2012.
The guidance is based on diluted weighted average common shares outstanding of 21.7 million and assumes, among other things, no additional acquisitions or dispositions beyond those made to date, an aggregate 1.0% projected decline in overall Medicaid reimbursement rates including expected provider tax increases, and taking into account the impact of variations in actual facility (versus aggregate state) Medicaid rate changes in states which have facility-specific rates or patient-specific rates, and that tax rates do not materially increase. It excludes acquisition-related costs and amortization costs related to intangible assets acquired. It also excludes the effects of a one-time non-recurring charge associated with the prepayment of an existing mortgage, which was made in the third quarter.

Quarter Highlights & Subsequent Events

During the quarter, the company's Board of Directors declared a quarterly cash dividend of $0.055 per share of Ensign common stock, consistent with the preceding quarter. Ensign has been a dividend-paying company since 2002.

On July 18, Management announced that Ensign and its operating subsidiaries had secured a $150,000,000 senior credit facility from a five-bank lending consortium arranged by SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC. The five-year credit facility includes a $75,000,000 revolving credit line that replaced Ensign's expiring $50,000,000 accounts receivable line. It also included a $75,000,000 term loan component, approximately $40,000,000 of which was deployed immediately to refinance an existing mortgage that had been secured by six of Ensign's facilities, for a longer term and at an interest rate reduction of more than 300 basis points. The other approximately $35,000,000 was used to fund fees associated with the financing and subsequent acquisitions.
On November 2, Management announced that Ensign had established a stock repurchase program. Under the program, which has been authorized for up to one year, the Company is authorized to repurchase its issued and outstanding common shares from time to time in open-market and privately negotiated transactions and block trades. The Company does not expect the repurchase program to replace or reduce quarterly dividends. The number of shares repurchased by the company will depend entirely upon cash availability, the attractiveness of alternate investment and business opportunities, and Management's perception of value relative to market price, as well as other legal, regulatory and contractual requirements. The repurchase program does not obligate Ensign to repurchase any dollar amount or number of shares of common stock.
During and after the quarter Management also announced the acquisition of 13 long-term care facilities and a home health business in five separate transactions since June 30, 2011. The acquisitions expanded Ensign's growing footprint into three new states: Nevada, Iowa and Nebraska. The facilities and businesses were purchased with cash.
On July 18, Ensign expanded into Iowa and Nebraska by acquiring nine long-term care properties and a small home health business from Careage Management, LLC, a well-regarded long-term care provider located in Sioux Falls, Iowa. The nine homes include 549 skilled nursing beds and 72 assisted living units. They have a relatively high private-pay census, and rely less on state Medicaid programs for revenues than most Ensign acquisitions have done historically. Management confirmed that Ensign expects the portfolio, which had an occupancy rate of approximately 74% at acquisition, to be operationally accretive to earnings in 2011.
On August 1, Ensign acquired Hurricane Health and Rehabilitation Center, a 48-bed skilled nursing facility in Hurricane, Utah, Lakeland Hills Independent & Assisted Living Community, a 167-unit assisted and independent living facility in Dallas, Texas, and Oceanview Healthcare and Rehabilitation Center, a 134-bed skilled nursing facility in Texas City Texas, in three separate transactions. All three are expected to be operationally accretive to earnings in 2011.
Finally, on October 1, Ensign acquired The Springs at Pacific Regent La Jolla, a 59-bed Medicare-only skilled nursing facility located in San Diego's prestigious Village of La Jolla, which will be operated by a subsidiary of Ensign's Southern California-based Flagstone Group, Inc. portfolio company. The well-performing multi-story skilled nursing facility had an occupancy rate of approximately 72% at acquisition, and is expected to be operationally accretive to earnings in 2011.
The acquisitions brought Ensign's growing portfolio to 100 facilities, 73 of which are Ensign-owned, with Ensign affiliates holding purchase options on six of Ensign's 27 leased facilities. Management reaffirmed that Ensign is actively seeking additional opportunities to acquire both well-performing and struggling long-term care operations across the United States.

Conference Call

A live webcast will be held on Thursday, November 3, 2011 at 10:30 a.m. Pacific Time (1:30 p.m. Eastern Time) to discuss Ensign's third quarter 2011 financial results. To listen to the webcast, or to view any financial or statistical information required by SEC Regulation G, please visit the Investors section of the Ensign website at http://investor.ensigngroup.net. The webcast will be recorded, and will be available for replay via the website until 5:00 p.m. Pacific Time on Friday, November 25, 2011.

About Ensign™

The Ensign Group, Inc.'s independent operating subsidiaries provide a broad spectrum of skilled nursing and assisted living services, physical, occupational and speech therapies, home health and hospice services, and other rehabilitative and healthcare services for both long-term residents and short-stay rehabilitation patients at 100 facilities, three hospice companies and three home health businesses in California, Arizona, Texas, Washington, Utah, Idaho, Colorado, Nevada, Iowa and Nebraska. Each of these facilities is operated by a separate, wholly-owned independent operating subsidiary that has its own management, employees and assets. References herein to the consolidated “company” and “its” assets and activities, as well as the use of the terms “we,” “us,” “its” and similar verbiage, are not meant to imply that The Ensign Group, Inc. has direct operating assets, employees or revenue, or that any of the facilities, the home health and hospice businesses, the Service Center or the captive insurance subsidiary are operated by the same entity. More information about Ensign is available at http://www.ensigngroup.net.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains, and the related conference call and webcast will include, forward-looking statements that are based on management's current expectations, assumptions and beliefs about its business, financial performance, operating results, the industry in which it operates and other future events. Forward-looking statements can often be identified by words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "could," "potential," "continue," "ongoing," similar expressions, and variations or negatives of these words. These forward-looking statements include, but are not limited to, statements regarding growth prospects, future operating and financial performance. They are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to materially and adversely differ from those expressed in any forward-looking statement.

These risks and uncertainties relate to the company's business, its industry and its common stock and include: reduced prices and reimbursement rates for its services; its ability to acquire, develop, manage or improve facilities, its ability to manage its increasing borrowing costs as it incurs additional indebtedness to fund the acquisition and development of facilities; its ability to access capital on a cost-effective basis to continue to successfully implement its growth strategy; its operating margins and profitability could suffer if it is unable to grow and manage effectively its increasing number of facilities; competition from other companies in the acquisition, development and operation of facilities; and the application of existing or proposed government regulations, or the adoption of new laws and regulations, that could limit its business operations, require it to incur significant expenditures or limit its ability to relocate its facilities if necessary. Readers should not place undue reliance on any forward-looking statements and are encouraged to review the company's periodic filings with the Securities and Exchange Commission, including its Form 10-Q, which was filed today, for a more complete discussion of the risks and other factors that could affect Ensign's business, prospects and any forward-looking statements. Except as required by federal securities laws, Ensign does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the posting of this press release.

Contact Information (Media Only)

Robert East, Westwicke Partners LLC, (443) 213-0500, bob.east@westwickepartners.com, or Gregory Stapley, Investor/Media Relations, The Ensign Group, Inc., (949) 487-9500, ir@ensigngroup.net.

SOURCE: The Ensign Group, Inc.

THE ENSIGN GROUP, INC.
GAAP and ADJUSTED CONDENSED CONSOLIDATED STATEMENT OF INCOME
(In thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30, 2011			September 30, 2011
		Non-			Non-
	As Reported	GAAP Adj.	As Adjusted	As Reported	GAAP Adj.	As Adjusted
Revenue	$196,346		$196,346	$565,615		$565,615
Expense:
Cost of services (exclusive of facility rent and depreciation and amortization shown separately below)	155,725	(158)(1)	155,567	444,517	(362)(1)	444,155
Facility rent-cost of services	3,331		3,331	10,380		10,380
General and administrative expense	7,195		7,195	22,188		22,188
Depreciation and amortization	6,179	(249)(2)	5,930	16,784	(808)(2)	15,976
Total expenses	172,430	(407)	172,023	493,869	(1,170)	492,699
Income from operations	23,916	407	24,323	71,746	1,170	72,916
Other income (expense):
Interest expense	(5,323)	2,542(3)	(2,781)	(10,789)	2,542(3)	(8,247)
Interest income	68		68	198		198
Other expense, net	(5,255)	2,542	(2,713)	(10,591)	2,542	(8,049)
Income before provision for income taxes	18,661	2,949	21,610	61,155	3,712	64,867
Provision for income taxes	7,063	1,116	8,179	23,835	1,447	25,282
Net income	$11,598	1,833	$13,431	$37,320	2,265	$39,585
Net income per share:
Basic	$0.55		$0.64	$1.78		$1.89
Diluted	$0.54		$0.62	$1.73		$1.84

Weighted average common shares outstanding:
Basic	20,995		20,995	20,920		20,920
Diluted	21,570		21,570	21,571		21,571

(1)	Represents acquisition-related costs expenses.

(2)
Represents amortization costs related to patient base intangible assets acquired. Patient base intangible assets are amortized over a period of four to eight months, depending on the classification of the patients and the level of occupancy in a new acquisition on the acquisition date.

(3)	Represents the loss on extinguishment and amortization of remaining deferred financing costs in connection with the Senior Credit Facility entered into by the Company on July 15, 2011

(4)	Represents the tax impact of acquisition costs and patient base non-GAAP adjustments represented in entries (1) through (3).

THE ENSIGN GROUP, INC.
RECONCILIATION OF NET INCOME TO EBITDA AND EBITDAR
(in thousands)
The table below reconciles net income to EBITDA and EBITDAR for the periods presented:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Consolidated Statement of Income Data:
Net income	$11,598	$9,887	$37,320	$28,854
Interest expense, net	5,255	2,225	10,591	6,683
Provision for income taxes	7,063	6,477	23,835	18,833
Depreciation and amortization	6,179	4,260	16,784	12,238
EBITDA	$30,095	$22,849	$88,530	$66,608
Facility rent-cost of services	3,331	3,631	10,380	10,822
EBITDAR	$33,426	$26,480	$98,910	$77,430

THE ENSIGN GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS AND STATEMENTS OF CASH FLOWS
(In thousands)

	September 30,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$25,650	$72,088
Accounts receivable-less allowance for doubtful accounts of $12,730 and $9,793 at September 30, 2011 and December 31, 2010, respectively	80,965	69,437
Prepaid income taxes	3,857	1,333
Prepaid expenses and other current assets	8,274	7,175
Deferred tax asset-current	11,942	9,975
Total current assets	130,688	160,008
Property and equipment, net	372,797	262,527
Insurance subsidiary deposits and investments	16,605	16,358
Escrow deposits	9,718	14,422
Deferred tax asset	5,681	4,987
Restricted and other assets	11,227	6,509
Intangible assets, net	4,036	4,070
Goodwill	14,548	10,339
Other indefinite-lived intangibles	1,481	672
Total assets	$566,781	$479,892

Liabilities and stockholders' equity Current liabilities:
Accounts payable	$22,734	$17,897
Accrued wages and related liabilities	39,019	37,377
Accrued self-insurance liabilities-current	12,035	11,480
Other accrued liabilities	15,968	13,557
Current maturities of long-term debt	6,271	3,055
Total current liabilities	96,027	83,366
Long-term debt-less current maturities	168,130	139,451
Accrued self-insurance liabilities-less current portion	32,014	25,920
Fair value of interest rate swap	2,090	—
Deferred rent and other long-term liabilities	2,253	2,952
Stockholders' equity	266,267	228,203
Total liabilities and stockholders' equity	$566,781	$479,892

The following table presents selected data from our condensed consolidated statement of cash flows for the periods presented:

	Nine Months Ended
	September 30,
	2011	2010

Net cash provided by operating activities	$53,245	$34,460
Net cash used in investing activities	(126,870)	(32,758)
Net cash provided by (used in) financing activities	27,187	(3,631)
Net decrease in cash and cash equivalents	(46,438)	(1,929)
Cash and cash equivalents at beginning of period	72,088	38,855
Cash and cash equivalents at end of period	$25,650	$36,926

THE ENSIGN GROUP, INC.
SELECT PERFORMANCE INDICATORS
(Dollars in thousands)
The following tables summarize our selected performance indicators, along with other statistics, for each of the dates or periods indicated:

	Three Months Ended
	September 30,
	2011	2010
	(Dollars in thousands)		Change	% Change
Total Facility Results:
Revenue	$196,346	$164,653	$31,693	19.2%
Number of facilities at period end	99	81	18	22.2%
Actual patient days	812,627	688,617	124,010	18.0%
Occupancy percentage - Operational beds	78.7%	80.1%		(1.4)%
Skilled mix by nursing days	24.9%	24.5%		0.4%
Skilled mix by nursing revenue	51.3%	47.9%		3.4%

	Three Months Ended
	September 30,
	2011	2010
	(Dollars in thousands)		Change	% Change
Same Facility Results(1):
Revenue	$141,248	$130,542	$10,706	8.2%
Number of facilities at period end	60	60	—	—%
Actual patient days	524,233	528,904	(4,671)	(0.9)%
Occupancy percentage - Operational beds	82.3%	82.8%		(0.5)%
Skilled mix by nursing days	28.8%	27.5%		1.3%
Skilled mix by nursing revenue	55.9%	51.8%		4.1%

	Three Months Ended
	September 30,
	2011	2010
	(Dollars in thousands)		Change	% Change
Transitioning Facility Results(2):
Revenue	$28,245	$25,802	$2,443	9.5%
Number of facilities at period end	17	17	—	—%
Actual patient days	128,688	130,008	(1,320)	(1.0)%
Occupancy percentage - Operational beds	71.2%	72.0%		(0.8)%
Skilled mix by nursing days	17.3%	14.6%		2.7%
Skilled mix by nursing revenue	39.4%	32.0%		7.4%

	Three Months Ended
	September 30,
	2011	2010
	(Dollars in thousands)		Change	% Change
Recently Acquired Facility Results(3):
Revenue	$26,853	$8,309	$18,544	NM
Number of facilities at period end	22	4	18	NM
Actual patient days	159,706	29,705	130,001	NM
Occupancy percentage - Operational beds	74.5%	74.2%		0.3%
Skilled mix by nursing days	13.2%	14.4%		(1.2)%
Skilled mix by nursing revenue	33.0%	31.1%		1.9%
_______________________

(1)	Same Facility results represent all facilities purchased prior to January 1, 2008.

(2)	Transitioning Facility results represents all facilities purchased from January 1, 2008 to December 31, 2009.

(3)	Recently Acquired Facility (or “Acquisitions”) results represent all facilities purchased on or subsequent to January 1, 2010.

	Nine Months Ended
	September 30,
	2011	2010
	(Dollars in thousands)		Change	% Change
Total Facility Results:
Revenue	$565,615	$476,775	$88,840	18.6%
Number of facilities at period end	99	81	18	22.2%
Actual patient days	2,291,107	2,005,559	285,548	14.2%
Occupancy percentage - Operational beds	79.5%	79.6%		(0.1)%
Skilled mix by nursing days	25.8%	25.1%		0.7%
Skilled mix by nursing revenue	52.2%	48.6%		3.6%

	Nine Months Ended
	September 30,
	2011	2010
	(Dollars in thousands)		Change	% Change
Same Facility Results(1):
Revenue	$421,394	$384,449	$36,945	9.6%
Number of facilities at period end	60	60	—	—%
Actual patient days	1,565,342	1,561,100	4,242	0.3%
Occupancy percentage - Operational beds	82.7%	82.3%		0.4%
Skilled mix by nursing days	29.3%	28.1%		1.2%
Skilled mix by nursing revenue	56.4%	52.5%		3.9%

	Nine Months Ended
	September 30,
	2011	2010
	(Dollars in thousands)		Change	% Change
Transitioning Facility Results(2):
Revenue	$83,801	$75,157	$8,644	11.5%
Number of facilities at period end	17	17	—	—%
Actual patient days	385,078	380,167	4,911	1.3%
Occupancy percentage - Operational beds	71.8%	70.9%		0.9%
Skilled mix by nursing days	17.0%	14.5%		2.5%
Skilled mix by nursing revenue	38.9%	31.7%		7.2%

	Nine Months Ended
	September 30,
	2011	2010
	(Dollars in thousands)		Change	% Change
Recently Acquired Facility Results(3):
Revenue	$60,420	$17,167	$43,253	NM
Number of facilities at period end	22	4	18	NM
Actual patient days	340,687	64,292	276,395	NM
Occupancy percentage - Operational beds	74.9%	75.2%		(0.3)%
Skilled mix by nursing days	14.9%	15.5%		(0.6)%
Skilled mix by nursing revenue	35.6%	31.2%		4.4%
_______________________

(1)	Same Facility results represent all facilities purchased prior to January 1, 2008.

(2)	Transitioning Facility results represents all facilities purchased from January 1, 2008 to December 31, 2009.

(3)	Recently Acquired Facility (or “Acquisitions”) results represent all facilities purchased on or subsequent to January 1, 2010.

THE ENSIGN GROUP, INC.
SKILLED NURSING AVERAGE DAILY REVENUE RATES AND
PERCENT OF SKILLED NURSING REVENUE AND DAYS BY PAYOR
The following table reflects the change in the skilled nursing average daily revenue rates by payor source, excluding services that are not covered by the daily rate:

	Three Months Ended September 30,
	Same Facility		Transitioning		Acquisitions		Total		%
	2011	2010	2011	2010	2011	2010	2011	2010	Change
Skilled Nursing Average Daily Revenue Rates:
Medicare	$645.28	$552.81	$538.93	$451.81	$495.62	$419.65	$616.78	$533.17	15.7%
Managed care	367.89	349.14	418.35	376.38	459.42	372.00	375.05	351.30	6.8%
Other skilled	538.68	556.12	543.83	—	567.63	626.98	539.85	558.50	(3.3)%
Total skilled revenue	536.28	474.52	502.90	434.48	493.42	426.42	529.46	468.76	12.9%
Medicaid	168.31	165.07	159.03	154.22	151.37	159.28	164.60	162.50	1.3%
Private and other payors	189.67	183.06	175.33	179.48	155.11	156.25	177.23	180.47	(1.8)%
Total skilled nursing revenue	$276.43	$252.11	$220.88	$198.62	$197.73	$197.13	$257.06	$239.62	7.3%

	Nine Months Ended September 30,
	Same Facility		Transitioning		Acquisitions		Total		%
	2011	2010	2011	2010	2011	2010	2011	2010	Change
Skilled Nursing Average Daily Revenue Rates:
Medicare	$642.29	$550.62	$533.87	$445.37	$504.54	$400.16	$617.12	$531.01	16.2%
Managed care	366.55	344.60	432.08	400.06	437.32	367.68	373.99	348.17	7.4%
Other skilled	530.87	550.11	489.43	—	570.38	624.66	530.02	552.53	(4.1)%
Total skilled revenue	531.40	470.27	502.48	436.12	500.12	412.92	526.38	465.38	13.1%
Medicaid	167.49	163.53	158.52	155.87	156.62	166.64	164.76	162.01	1.7%
Private and other payors	188.06	182.80	173.66	174.45	159.37	167.36	179.68	180.10	(0.2)%
Total skilled nursing revenue	$276.21	$251.76	$218.92	$198.97	$208.30	$204.95	$259.85	$240.28	8.1%

The following tables set forth our percentage of skilled nursing patient revenue and days by payor source for the three months ended September 30, 2011:

	Three Months Ended September 30,
	Same Facility		Transitioning		Acquisitions		Total
	2011	2010	2011	2010	2011	2010	2011	2010
Percentage of Skilled Nursing Revenue:
Medicare	38.2%	33.6%	28.1%	25.6%	28.8%	24.3%	35.9%	32.0%
Managed care	14.1	14.7	9.9	6.4	3.3	3.8	12.5	13.0
Other skilled	3.6	3.5	1.4	—	0.9	3.0	2.9	2.9
Skilled mix	55.9	51.8	39.4	32.0	33.0	31.1	51.3	47.9
Private and other payors	6.9	7.9	11.2	12.1	23.6	13.6	9.2	8.8
Quality mix	62.8	59.7	50.6	44.1	56.6	44.7	60.5	56.7
Medicaid	37.2	40.3	49.4	55.9	43.4	55.3	39.5	43.3
Total skilled nursing	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

	Three Months Ended September 30,
	Same Facility		Transitioning		Acquisitions		Total
	2011	2010	2011	2010	2011	2010	2011	2010
Percentage of Skilled Nursing Days:
Medicare	16.4%	15.3%	11.5%	11.3%	11.5%	11.5%	14.9%	14.4%
Managed care	10.6	10.6	5.2	3.3	1.4	2.0	8.6	8.8
Other skilled	1.8	1.6	0.6	—	0.3	0.9	1.4	1.3
Skilled mix	28.8	27.5	17.3	14.6	13.2	14.4	24.9	24.5
Private and other payors	10.1	10.9	14.1	13.4	30.1	17.2	13.3	11.6
Quality mix	38.9	38.4	31.4	28.0	43.3	31.6	38.2	36.1
Medicaid	61.1	61.6	68.6	72.0	56.7	68.4	61.8	63.9
Total skilled nursing	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

The following tables set forth our percentage of skilled nursing patient revenue and days by payor source for the nine months ended September 30, 2011:

	Nine Months Ended September 30,
	Same Facility		Transitioning		Acquisitions		Total
	2011	2010	2011	2010	2011	2010	2011	2010
Percentage of Skilled Nursing Revenue:
Medicare	38.3%	33.9%	28.1%	25.8%	31.4%	22.7%	36.3%	32.3%
Managed care	14.7	15.0	10.0	5.9	3.0	4.7	13.1	13.3
Other skilled	3.4	3.6	0.8	—	1.2	3.8	2.8	3.0
Skilled mix	56.4	52.5	38.9	31.7	35.6	31.2	52.2	48.6
Private and other payors	7.0	7.9	11.0	12.2	20.0	15.3	8.6	8.8
Quality mix	63.4	60.4	49.9	43.9	55.6	46.5	60.8	57.4
Medicaid	36.6	39.6	50.1	56.1	44.4	53.5	39.2	42.6
Total skilled nursing	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

	Nine Months Ended September 30,
	Same Facility		Transitioning		Acquisitions		Total
	2011	2010	2011	2010	2011	2010	2011	2010
Percentage of Skilled Nursing Days:
Medicare	16.5%	15.5%	11.5%	11.5%	13.0%	11.6%	15.3%	14.6%
Managed care	11.1	10.9	5.1	3.0	1.4	2.6	9.1	9.2
Other skilled	1.7	1.7	0.4	—	0.5	1.3	1.4	1.3
Skilled mix	29.3	28.1	17.0	14.5	14.9	15.5	25.8	25.1
Private and other payors	10.3	10.9	13.8	13.9	26.1	18.7	12.4	11.8
Quality mix	39.6	39.0	30.8	28.4	41.0	34.2	38.2	36.9
Medicaid	60.4	61.0	69.2	71.6	59.0	65.8	61.8	63.1
Total skilled nursing	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

THE ENSIGN GROUP, INC.
REVENUE BY PAYOR SOURCE
The following table sets forth our total revenue by payor source and as a percentage of total revenue for the periods indicated:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2011		2010		2011		2010
	$	%	$	%	$	%	$	%
Revenue:
Medicaid	$70,967	36.1%	$66,993	40.7%	$204,273	36.1%	$192,648	40.4%
Medicare	71,293	36.3	52,905	32.1	207,897	36.8	154,616	32.4
Medicaid-skilled	5,024	2.6	4,420	2.7	13,730	2.4	13,462	2.8
Total	147,284	75.0	124,318	75.5	425,900	75.3	360,726	75.6
Managed Care	23,621	12.0	20,373	12.4	71,938	12.7	61,164	12.9
Private and Other	25,441	13.0	19,962	12.1	67,777	12.0	54,885	11.5
Total revenue	$196,346	100.0%	$164,653	100.0%	$565,615	100.0%	$476,775	100.0%

Discussion of Non-GAAP Financial Measures
EBITDA consists of net income before (a) interest expense, net, (b) provisions for income taxes, and (c) depreciation and amortization. EBITDAR consists of net income before (a) interest expense, net, (b) provisions for income taxes, (c) depreciation and amortization, and (d) facility rent-cost of services. The Company believes that the presentation of EBITDA and EBITDAR provides important supplemental information to management and investors to evaluate the Company's operating performance. The Company believes disclosure of adjusted non-GAAP net income and non-GAAP diluted earnings per share has economic substance because the excluded expenses are infrequent in nature and are variable in nature, or do not represent current cash expenditures. A material limitation associated with the use of these measures as compared to the GAAP measures of net income and diluted earnings per share is that they may not be comparable with the calculation of net income and diluted earnings per share for other companies in the Company's industry. These non-GAAP financial measures should not be relied upon to the exclusion of GAAP financial measures. For further information regarding why the Company believes that this non-GAAP measure provides useful information to investors, the specific manner in which management uses this measure, and some of the limitations associated with the use of this measure, please refer to the Company's Report on Form 10-Q filed today with the SEC. The Form 10-Q is available on the SEC's website at www.sec.gov or under the “Financial Information” link of the Investor Relations section on Ensign's website at http://www.ensigngroup.net.